Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Don Markley/Bruce Voss
(858) 552-7962	(310) 691-7100

QUIDEL ANNOUNCES SECOND QUARTER RESULTS
WORLDWIDE PRODUCT SALES UP 21%

SAN DIEGO (August 2, 2006) – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced unaudited financial results for the three and six months ended June 30, 2006.

GAAP Financial Results

For the second quarter of 2006, total revenues rose 11% to $16.5 million, compared with total revenues of $14.8 million for the second quarter of 2005. Worldwide product sales increased 21% to $16.2 million, compared with $13.4 million for the same period last year. Domestic product sales increased 23% compared with the second quarter of 2005, and international product sales increased 11%. Worldwide growth was led by sales of QuickVue® influenza tests, Strep A tests and pregnancy tests with an aggregate 36% increase in these products sales over the comparable prior-year period.

Gross margin for the second quarter of 2006 was 46%, compared with gross margin of 51% in the second quarter of 2005. The gross margin decline from the prior year reflects continued strategic operational infrastructure investments in support of the Company’s QVB™ (Quidel Value Build) programs and a full quarter of royalty payments in connection with the May 2005 patent litigation settlement.

Operating expenses for the second quarter of 2006 were $12.0 million, compared with operating expenses of $10.2 million for the second quarter of 2005. The increase in operating expenses is primarily due to non-cash stock-compensation expense of $0.8 million, amortization of acquired intangible assets, as well as the timing of planned research and development activities, clinical trials associated with QVB programs and marketing expenses associated with the introduction of the QuickVue® immunochemical Fecal Occult Blood test, partially offset by lower legal fees associated with the settlement of patent litigation.

For the second quarter of 2006, the Company reported a net loss of $4.0 million, or $0.12 per share, compared with a net loss of $1.7 million, or $0.05 per share, for the second quarter of 2005.

“Our results in the second quarter reflect the continued market leadership of our core products and the significant investments we made to enhance our competitive position and provide a foundation for further growth,” said Caren Mason, Quidel’s president and chief executive officer. “We believe that our clinical and research programs have been a key contributor to the success of our core products, and will continue to show a strong return on investment as we introduce new products and address growing markets. Our sizable market opportunity was underscored by a recent article in The New England Journal of Medicine(1) regarding a study on the burden influenza has in inpatient and outpatient settings. According to the study, most influenza infections were not correctly diagnosed clinically and in the outpatient setting approximately only 1 out of 5 children with laboratory confirmed influenza infections had a discharged diagnosis of influenza. The study further noted that the increased use of rapid influenza testing may increase awareness of influenza, increase the appropriate use of antivirals, improve infection control and increase the use of influenza vaccine. This study was widely reported in media across the country, and we were pleased to see that some reports included the QuickVue® influenza test when suggesting a solution.”

Non-GAAP Financial Results

For the second quarter of 2006, the Company reported an adjusted net loss of $3.1 million, or $0.09 per share, compared with an adjusted net loss of $1.1 million, or $0.04 per share, for the second quarter of 2005. The components of adjusted net earnings (loss) are identified and discussed below under “Non-GAAP Financial Information.”

(1) N ENGL MED 355;1, July 6, 2006

Liquidity

Cash and cash equivalents as of June 30, 2006 were $39.1 million, compared with $34.9 million as of December 31, 2005.

During the second quarter of 2006, the Company repurchased 285,000 shares of its outstanding common stock at an average price of $9.80 per share, under the Company’s $25 million buyback program announced in June 2005. The Company continued to repurchase shares in the third quarter, and, as of July 13, 2006, had repurchased approximately $9.9 million in shares since inception of the buyback program.

Year-to-Date Financial Results

For the first half of 2006, total revenues rose 16% to $43.5 million from $37.5 million in the first half of 2005. Worldwide product sales increased 23%, with a 20% increase in domestic product sales and a 42% increase in international product sales as compared with the first half of 2005. Gross margin for the first six months of 2006 was 55%, compared with 57% for the first six months of 2005, as a result of increased investments in manufacturing process improvements and quality control in support of the QVB programs. Operating expenses for the first six months of 2006 were $23.4 million, compared with $39.2 million for the comparable period in 2005. Expenses in 2005 include the one-time $17 million expense paid under the terms of a patent litigation settlement incurred in the first quarter of 2005. Operating expenses in the first half of 2006 include non-cash stock-compensation expense of approximately $1.4 million, as well as increased amounts for planned research and development activities, clinical trials and marketing expenses associated with the Company’s QVB programs during 2006, partially offset by lower legal fees associated with the settlement of patent litigation. For the first six months of 2006, net earnings were $1.3 million, or $0.04 per fully diluted share, compared with a net loss of $19.6 million, or $0.61 per share, for the same period last year.

Year-to-Date Non-GAAP Results

For the first half of 2006, adjusted net earnings were $2.8 million, or $0.09 per fully diluted share, compared with adjusted net earnings of $1.3 million, or $0.04 per fully diluted share, for the first half of 2005. The components of adjusted net earnings (loss) are discussed below under “Non-GAAP Financial Information.”

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring and non-cash items on net earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP. Included in the items in the GAAP earnings (loss) but excluded from the adjusted net earnings (loss) and net earnings (loss) per share are: (1) non-cash stock compensation expense, (2) the one-time $17 million patent litigation settlement payment incurred in the first quarter of 2005, (3) a resulting increase in the Company’s tax provision due to the impact of the patent litigation settlement on the Company’s assessment of deferred tax assets, and (4) discontinued operations encompassing the Company’s urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this news release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other corporate matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or consitute information that has not been previously disclosed. To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 2924490. The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this news release are unaudited. The complete, unaudited financial statements of the Company for the quarter ended June 30, 2006 will be included in Quidel’s Quarterly Report on Form 10-Q to be filed with the SEC on or before August 9, 2006.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with future POC applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com or www.flutest.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, and lower than anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Tables to follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended June 30,		Year to date June 30,
	2006	2005	2006	2005
	(unaudited)
Net sales	$16,201	$13,401	$42,874	$34,925
Research contract, license and royalty income	270	1,422	647	2,564

Total revenues	16,471	14,823	43,521	37,489

Cost of sales	8,669	6,623	19,183	14,990
Research and development	3,498	2,986	6,777	6,336
Sales and marketing	4,174	3,877	8,232	8,166
General and administrative	3,273	3,057	6,225	7,046
Patent litigation settlement	—	—	—	17,000
Amortization of intangibles	1,065	315	2,130	630

Total costs and expenses	20,679	16,858	42,547	54,168

Earnings (loss) from operations	(4,208)	(2,035)	974	(16,679)

Interest expense	191	204	385	410
Interest income	(407)	(174)	(724)	(364)
Other, net	57	(7)	34	(12)
Total other (income) expense	(159)	23	(305)	34
Earnings (loss) from continuing operations, before income taxes	(4,049)	(2,058)	1,279	(16,713)
Income tax expense	—	(803)	—	2,197
Earnings (loss) from continuing operations	(4,049)	(1,255)	1,279	(18,910)
Loss from discontinued operations, net of tax	—	(455)	—	(651)
Net earnings (loss)	$(4,049)	$(1,710)	$1,279	$(19,561)

Basic earnings (loss) per share:
Continuing operations	$(0.12)	$(0.04)	$0.04	$(0.59)
Discontinued operations	0.00	(0.01)	0.00	(0.02)
Net earnings (loss)	(0.12)	(0.05)	0.04	(0.61)

Diluted earnings (loss) per share:
Continuing operations	$(0.12)	$(0.04)	$0.04	$(0.58)
Discontinued operations	0.00	(0.01)	0.00	(0.02)
Net earnings (loss)	(0.12)	(0.05)	0.04	(0.61)

Weighted shares used in basic per share calculation	33,347	32,263	33,310	32,086
Weighted shares used in diluted per share calculation	33,347	32,263	34,797	32,366

Gross profit as a % of net sales	46%	51%	55%	57%
Research and development as a % of net sales	22%	22%	16%	18%
Sales and marketing as a % of net sales	26%	29%	19%	23%
General and administrative as a % of net sales	20%	23%	15%	20%

Condensed balance sheet data (in thousands):	6/30/06	12/31/05
	(unaudited)	(audited)
Cash and cash equivalents	$39,061	$34,930
Working capital	45,128	43,984
Total assets	108,183	113,848
Long term obligations	9,584	9,087
Stockholders’ equity	87,457	87,243

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data)

	Three months ended June 30,		Year to date June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net earnings (loss) - GAAP	$(4,049)	$(1,710)	$1,279	$(19,561)

Add: Non-cash stock compensation expense	934	125	1,567	244
Patent litigation settlement	—	—	—	17,000
Income tax impact of patent litigation settlement	—	—	—	3,000
Discontinued operations, net of taxes	—	455	—	651

Adjusted net earnings (loss)	$(3,115)	$(1,130)	$2,846	$1,334

Basic and diluted earnings (loss) per share:
Adjusted net earnings (loss)	$(0.09)	$(0.04)	$0.09	$0.04
Net earnings (loss) - GAAP	(0.12)	(0.05)	0.04	(0.61)

Weighted shares used in basic per share calculation	33,347	32,263	33,310	32,086
Weighted shares used in diluted per share calculation	33,347	32,263	34,797	32,366

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